Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, News@vailresorts.com
Vail Resorts Reports Fiscal 2020 Fourth Quarter and Full Year Results and Provides Preliminary Season Pass Sales Results
BROOMFIELD, Colo. - September 24, 2020 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the fourth quarter and fiscal year ended July 31, 2020, which were negatively impacted by COVID-19 and the resulting closure of the Company’s North American destination mountain resorts and regional ski areas on March 15, 2020. Fourth quarter results included approximately one month of operations from our North American summer and Australian winter seasons, which were also negatively impacted by certain COVID-19 related limitations, restrictions and closures.
Highlights

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Net income attributable to Vail Resorts, Inc. was $98.8 million for fiscal 2020, a decrease of 67.2% compared to fiscal 2019, primarily as a result of the negative impacts of COVID-19 as outlined further below.

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Resort Reported EBITDA was $503.3 million for fiscal 2020, compared to Resort Reported EBITDA of $706.7 million for fiscal 2019, primarily as a result of the negative impacts of COVID-19 and partially offset by disciplined cost management.

•
Season pass sales through September 18, 2020 for the upcoming 2020/2021 North American ski season increased approximately 18% in units and decreased approximately 4% in sales dollars as compared to the period in the prior year through September 20, 2019, with sales dollars for this year reduced by the value of the redeemed credits provided to 2019/2020 North American pass holders. Without deducting for the value of the redeemed credits, sales dollars increased approximately 24% compared to the prior year. Pass sales are adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.76 between the Canadian dollar and U.S. dollar in both periods for Whistler Blackcomb pass sales.

•
We continue to maintain significant liquidity with $360 million of cash on hand as of August 31, 2020 and $593 million of availability under our U.S. and Whistler Blackcomb revolving credit facilities.

Commenting on the Company’s fiscal 2020 results, Rob Katz, Chief Executive Officer, said, “Our results for the full year were negatively impacted by COVID-19 and the resulting closure of our North American destination mountain resorts and regional ski areas beginning on March 15, 2020 for the safety of our guests, employees and resort communities. In addition, Resort Reported EBITDA for the year was negatively impacted by the deferral of approximately $118 million of pass product revenue and related deferred costs to fiscal 2021 as a result of pass holder credits offered to 2019/2020 North American pass holders to encourage renewal for the 2020/2021 season. Following the resort closures and throughout the remainder of the fiscal year, we implemented a number of actions to enhance our liquidity and reduce costs, including raising $600 million through the issuance of unsecured senior notes, suspending our dividend for a cash savings of over $70 million per quarter, reducing our capital plan for calendar year 2020 by approximately $80-85 million, and executing significant reductions in our operating expenses.”
Regarding the Company’s fiscal 2020 fourth quarter results, Katz said, “Results for the fourth quarter continued to be negatively impacted by COVID-19, with the majority of our North American summer and Australia ski season operations not opening until late June and early July. In Australia, we opened Perisher on June 24, 2020 and Hotham and Falls Creek on July 6, 2020 and decided to subsequently close Hotham and Falls Creek on July 9, 2020 following the issuance of stay at home orders by the Victorian government on July 8, 2020. At Perisher, our operations were negatively impacted by poor snowfall resulting in limited terrain and, as a result, limited guest capacity for a portion of July.
“In North America, our U.S. resort communities experienced increasing demand from leisure travelers throughout the month of July, with group demand negatively impacted by COVID-19 related disruptions. At Whistler Blackcomb, demand in July was below our expectations due in part to travel restrictions, with the Canadian border closed to international guests, including guests from the U.S. We maintained rigorous cost and liquidity controls throughout the quarter. Resort net revenue for the fourth quarter declined $167 million compared to the prior year while Resort Reported EBITDA declined $43 million over the same time period, reflecting $124 million in net cost reductions driven by a combination of reduced seasonal labor and expenses as well as significant overhead cost saving actions.”
Regarding the Company’s 2020/2021 North American winter season operating plan, Katz said, “We were pleased with the visitation we saw this summer at our U.S. resort communities from leisure travelers. We believe this speaks to the current preference of travelers for outdoor experiences, locations they are familiar with and, for many, the option to drive to our resorts. As we approach the 2020/2021 North American ski season, we are committed to providing a comprehensive on-mountain experience, following our historical practice of opening as many lifts and as much terrain as soon as possible. We will be focused on the guest experience while also prioritizing the health and safety of our guests, employees and resort communities. On August

27, 2020, we announced an operating plan that we believe will enable us to operate safely and consistently across our 34 North American ski resorts throughout the season, including the implementation of a reservation system for our guests that gives preference to our pass holders, limitations on lift ticket sales, limitations on our dining facilities and other changes to our operations. We expect these operating plans will help enable a safe and successful ski season but will also negatively impact our fiscal 2021 financial results. It is difficult at this time to fully assess the financial impact we may experience related to our operational and capacity plans, given continued uncertainty regarding the ultimate visitation to our resorts and any positive or negative changes which may be required to our operations based on new information and potential impacts from COVID-19.”
Balance Sheet & Liquidity
Commenting on the Company’s liquidity, Katz stated, “Our total cash and revolver availability as of August 31, 2020 was approximately $953 million, with $360 million of cash on hand, $419 million of U.S. revolver availability under the Vail Holdings Credit Agreement and $174 million of revolver availability under the Whistler Credit Agreement. As of July 31, 2020, our Net Debt was 4.1 times trailing twelve months Total Reported EBITDA.
“As previously disclosed, on May 4, 2020, we completed an offering of $600 million in aggregate principal amount of 6.25% unsecured senior notes due 2025, a portion of which was utilized to pay down the outstanding balance of our U.S. revolver under the Vail Holdings Credit Agreement in its entirety. Additionally, on April 28, 2020, we entered into an amendment to the Vail Holdings Credit Agreement, providing, among other terms, that we will be exempt from complying with the agreement’s financial maintenance covenants for each of the fiscal quarters ending July 31, 2020 through January 31, 2022 unless we make a one-time irrevocable election to terminate such exemption period prior to such date. We continue to expect to have sufficient liquidity to fund operations through at least the 2021/2022 ski season, even in the event of extended resort shutdowns.”
Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-K for the fiscal year ended July 31, 2020, which was filed today with the Securities and Exchange Commission. The discussion of operating results below compares the results for the fiscal year ended July 31, 2020 to the fiscal year ended July 31, 2019, unless otherwise noted. The following are segment highlights:

Mountain Segment

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Total lift revenue decreased $120.1 million, or 11.6%, to $913.1 million primarily due to the deferral of $120.9 million of pass product revenue to fiscal 2021 as a result of credits offered to 2019/2020 North American pass product holders. We experienced decreased visitation and lift revenue associated with the closure of our North American destination mountain resorts and regional ski areas and two of our three regional ski areas in Australia due to COVID-19, which was offset by incremental revenue from Peak Resorts, Falls Creek and Hotham for the respective periods they were not owned in the prior year.

•
Ski school revenue decreased $25.9 million, or 12.1%; dining revenue decreased $21.1 million, or 11.6%; and retail/rental revenue decreased $50.0 million, or 15.6%, all primarily as a result of our resort and retail store closures due to COVID-19. These decreases were partially offset by incremental revenue from Peak Resorts, Falls Creek and Hotham for the respective periods they were not owned in the prior year.

•
Mountain Reported EBITDA decreased $178.5 million, or 26.3%, primarily due to decreased visitation associated with the closure of our destination mountain resorts and regional ski areas due to COVID-19, as well as the deferral of $118 million of pass product revenue and related deferred costs to fiscal 2021 as a result of credits offered to 2019/2020 North American pass holders. Mountain Reported EBITDA includes $17.4 million of stock-based compensation expense for fiscal 2020 compared to $16.5 million in the prior year.

Lodging Segment

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Lodging segment net revenue (excluding payroll cost reimbursements) decreased $62.5 million, or 20.8%, primarily due to the closure and operational restrictions and limitations of our North American lodging properties as a result of COVID-19.

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Lodging Reported EBITDA, which includes $3.4 million and $3.2 million of stock-based compensation expense for fiscal 2020 and fiscal 2019, respectively, decreased $24.8 million, or 88.4%, primarily due to the closure of our North American lodging properties as a result of COVID-19.

Resort - Combination of Mountain and Lodging Segments

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Resort net revenue decreased $312.0 million, or 13.7%, to $1,958.9 million, primarily due to decreased visitation associated with the closure of our resorts, retail stores and lodging properties due to COVID-19, as well as the deferral of $121 million of pass product revenue to fiscal 2021 as a result of credits offered to 2019/2020 North American pass holders.

•
Resort Reported EBITDA was $503.3 million for fiscal 2020, a decrease of $203.3 million, or 28.8%, compared to the prior year, which includes impacts from the deferral of $118 million of pass product revenue and related deferred costs to fiscal 2021 as a result of credits offered to 2019/2020 North American pass product holders and $13.6 million of acquisition and integration related expenses.

Total Performance

•	Total net revenue decreased $307.9 million, or 13.6%, to $1,963.7 million.

•
Net income attributable to Vail Resorts, Inc. was $98.8 million, or $2.42 per diluted share, for fiscal 2020 compared to net income attributable to Vail Resorts, Inc. of $301.2 million, or $7.32 per diluted share, in the prior year. Fiscal 2020 net income included the after-tax effect of asset impairments related to the Company’s Colorado resort ground transportation company of approximately $21.3 million and acquisition and integration related expenses of approximately $10.2 million.

Season Pass Sales
Commenting on the Company’s season pass sales for the upcoming 2020/2021 North American ski season, Katz said, “Given the challenging circumstances surrounding the impacts of COVID-19, we are very pleased with the results of our season pass sales to date. Season pass sales through September 18, 2020 for the upcoming 2020/2021 North American ski season increased approximately 18% in units and decreased approximately 4% in sales dollars as compared to the period in the prior year through September 20, 2019, with sales dollars for this year reduced by the value of the redeemed credits provided to 2019/2020 North American pass holders. Without deducting for the value of the redeemed credits, sales dollars increased approximately 24% compared to the prior year. Through September 18 we have sold a total of approximately 850,000 passes for the upcoming North American season, which compares to approximately 1,140,000 total passes sold for the North American season last year through December 2, 2019.”
Katz continued, “We remain committed to providing the best value for all skiers and riders through our Epic Pass and Epic Day Pass advanced commitment products. As previously disclosed, we offered our 2019/2020 pass holders credits for the 2020/2021 season ranging from a minimum of 20% to a maximum of 80% for season pass holders, with no minimum but up to 80% for multi-day pass products such as the Epic Day Pass, and deferred approximately $121 million of season pass revenue from fiscal 2020 to fiscal 2021. We believe our results through our September deadline demonstrate the loyalty of our guest base to the experience we offer at our resorts despite the travel challenges presented by COVID-19, the success of the pass holder credits offered to 2019/2020 to incent renewal, the introduction of Epic Coverage which provides peace of mind to our guests, the introduction of Epic Mountain Rewards, the additional time provided to our guests to make their purchase decision and our operating plans demonstrating our commitment to the safety of our guests.”
“Most importantly, we saw very strong unit growth in our Destination markets, with particular strength in our Northeast markets, benefiting from our continued momentum from those guests and the first full year of Peak Resorts in our season pass network. We also saw solid unit growth in our Colorado, Utah, Northern California and Whistler markets. The primary driver of our unit growth was from renewing pass holders, and we believe the deadline for utilizing credits clearly drove an earlier season pass purchase for many of our renewing guests. However, total units renewed to date are in excess of the total amount of renewals we saw last year. We were also pleased with pass sales to new pass holders which represent a substantial portion of our sales through the September deadline and, while lower than last year, it is encouraging to see guests move into the program this year given the circumstances. Through September 18, 2020, pass holders have used a total of $106 million of the aggregate credits we made available, in comparison to the deferral of pass revenue from fiscal 2020 of $121 million.
“As we enter the final period for season pass sales, we expect unit sales from September 19, 2020 through our December 2020 deadline will be lower than unit sales in the comparable period last year, and we expect our total unit sales will finish at or around last year’s sales, setting a very strong foundation of pass holders to drive revenue in the upcoming season. The decline in growth rate for the final period of sales is expected to be primarily driven by the pull forward of renewals to our September 17, 2020 deadline, given the expiration of the renewal credits and potential declines in new pass holders, given the continued uncertainty related to COVID-19 and its impact on the travel market. It is important to remember that we have expanded Epic Coverage for this year, and we will see an increase in full or partial refunds based on pass holders who do not get their preferred Priority Reservations, guests who suffer an injury or other qualifying personal claim or if we close one or more of our ski resorts due to events such as COVID-19. Our reported season pass growth rates do not include pending unprocessed transactions associated with approximately 71,000 online forms submitted around the deadline from guests that include transactions that could not be processed online (such as using a credit to purchase a lower priced pass from what the guest had in 2019/2020). Additionally, we received approximately 4,000 online forms requesting refunds of an earlier purchase of a 2020/2021 pass which have not yet been processed and are not reflected in our reported pass growth rates. Collectively, these unprocessed forms could increase the growth rates we are reporting, as we complete their requested transactions. Estimates of how these pending transactions will translate to sales are included in the full year expectations we have for the pass program mentioned above.”
Pass sales results are adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.76 between the Canadian dollar and U.S. dollar in both periods for Whistler Blackcomb pass sales. The season pass revenue deferral is an estimate and the actual amount of pass holder redemptions will differ from the amount of pass credit deferred revenue recognized during fiscal 2021.

Outlook
Commenting on the Company’s outlook for the upcoming 2020/2021 North American ski season, Katz said, “Given the uncertainty across the economy and the challenge COVID-19 has created for travel demand and specifically our assessment of the ultimate visitation to our resorts with evolving demand and capacity dynamics, the Company will not be providing full year guidance for fiscal 2021 at this time. That said, we are very pleased with the results of our season pass sales to date and the indication that may provide on the loyalty and commitment of our guests to our resorts, even in the current environment. Given the broader dynamics in the travel industry, we do expect to see material declines in visitation to our resorts and associated revenue declines in fiscal 2021 relative to our original visitation expectations for fiscal 2020, primarily as a result of expected declines in visitation from non-pass, lift ticket purchases. On a relative basis, we do expect stronger visitation from local and drive-to guests this season than guests who traditionally fly to our resorts. We also expect stronger visitation from repeat guests versus new guests and infrequent skiers and riders. We expect more significant declines in international travel which will have a particularly challenging impact at Whistler Blackcomb, where approximately 50% of visits typically come from outside of Canada. Given the expected outsized impact to destination visitation, we expect material declines for our ancillary lines of business including ski school, food and beverage and retail / rental that tend to rely more heavily on destination guests. Food and beverage is also expected to be negatively impacted by capacity constraints on dining operations.
“We are focused on disciplined cost management to efficiently operate the business. As previously mentioned, we plan to operate all of our North American resorts with a full terrain footprint, consistent with historical practices and conditions permitting, in order to ensure a comprehensive guest experience, to maximize our on-mountain capacity and to invest in the long-term loyalty of our pass holders and lift ticket guests. However, given our lower expected visitation and revenue for the upcoming year, we have continued to actively manage our cost structure, including but not limited to the implementation of cost reductions totaling over $70 million on an annualized basis as compared to our original operating expense expectations for fiscal 2020. We are also actively managing our expenses in the short-term where it aligns with our business levels and does not materially impact the guest experience, with savings resulting from these efforts expected to be realized in the first quarter of fiscal 2021. In addition, there are unique headwinds this year relative to the midpoint of our original fiscal 2020 Resort Reported EBITDA guidance range provided on September 26, 2019, including an estimated $13 million impact from additional expenses in fiscal 2021 to address COVID-related operational changes, an estimated $6 million of incremental offseason EBITDA losses from Peak Resorts from August 1, 2020 to September 24, 2020 as a result of the transaction closing on September 24, 2019 and the avoidance of those losses in the prior year, and an estimated $20 million impact from the inclusion of Epic Coverage in the price of every pass product based on the estimated personal injury claims paid, administrative expenses, the elimination of premiums for that coverage and any associated renewal credits for claims that will be deferred into the 2021/2022 season. The Company expects to incur approximately $2 million of acquisition and integration related expenses in fiscal 2021, representing an approximate $12 million reduction in expenses relative to fiscal 2020.
Even with a more efficient approach to our operations, the nature of our business and our approach to guest service creates a high level of fixed costs and any material revenue declines experienced in Fiscal 2021 will have a large percentage decline in our Resort Reported EBITDA and will also reduce our Resort Reported EBITDA margins. As an illustrative example, relative to our original Resort net revenue guidance provided for fiscal 2020, if our Resort net revenue declines 30% for fiscal 2021 to approximately $1.8 billion, we would expect Resort Reported EBITDA of approximately $400 million. We would expect that an increase or decrease in revenue, within a reasonable range, from this example would result in increases or decreases to Resort Reported EBITDA of approximately 75% of the change in revenue for fiscal 2021. This example is specific to fiscal 2021 and is intended to provide a better understanding of the reduced cost structure under our adjusted operating plan reflecting our expectations for significant declines in visitation and revenue compared to prior year guidance, and excludes any material disruptions or closures of our operations as a result of COVID-19. The above example is illustrative in nature only and is not intended to be guidance or interpreted as such. As noted previously, we will not be providing full year guidance for fiscal 2021 at this time given the significant uncertainty across the economy and the challenge COVID-19 has created for travel demand, operational constraints and our ability to predict visitation to our resorts.”
The following table reflects the above illustrative Resort Reported EBITDA example for the Company’s fiscal year ending July 31, 2021 and reconciles net income attributable to Vail Resorts, Inc. to such Resort Reported EBITDA. The reconciliation is provided for illustration only and is not intended to be considered guidance for fiscal 2021. Actual results could differ materially from the illustrative example provided and we undertake no obligation to update the illustrative example in the future.

Fiscal 2021 Illustrative Example
(In thousands)
Net income attributable to Vail Resorts, Inc.	$10,000
Net income attributable to noncontrolling interests	10,000
Net income	20,000
Benefit from income taxes (1)	(8,000)
Income before benefit from income taxes	12,000
Depreciation and amortization	247,000
Interest expense, net	137,000
Other	7,000
Total Reported EBITDA	$403,000

Resort Reported EBITDA	$400,000
Real Estate Reported EBITDA	3,000
Total Reported EBITDA	$403,000

(1) The estimated income tax benefit is driven by book/tax differences, which as a result of an estimated near break-even pre-tax income in this illustrative example, generates an effective tax rate benefit for the period.

Earnings Conference Call
The Company will conduct a conference call today at 5:00 p.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (800) 367-2403 (U.S. and Canada) or (334) 777-6978 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through October 8, 2020, at 8:00 p.m. eastern time. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 7032219. The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. Vail Resorts’ subsidiaries operate 37 destination mountain resorts and regional ski areas, including Vail, Beaver Creek, Breckenridge, Keystone and Crested Butte in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Perisher, Falls Creek and Hotham in Australia; Stowe, Mount Snow, and Okemo in Vermont; Hunter Mountain in New York; Mount Sunapee, Attitash, Wildcat and Crotched in New Hampshire; Stevens Pass in Washington; Liberty, Roundtop, Whitetail, Jack Frost and Big Boulder in Pennsylvania; Alpine Valley, Boston Mills, Brandywine and Mad River in Ohio; Hidden Valley and Snow Creek in Missouri; Wilmot in Wisconsin; Afton Alps in Minnesota; Mt. Brighton in Michigan; and Paoli Peaks in Indiana. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the

New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including our expectations regarding our future liquidity; the effects of the COVID-19 pandemic on, among other things, our operations and the travel patterns of our current and potential customers; our expectations regarding visitation for the 2020/2021 ski season; our expectations and estimations regarding cost reductions; and our expectations regarding fiscal 2021 results, including net revenue, Resort Reported EBITDA and Resort Reported EBITDA margin and acquisition and integration related expenses. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to the ultimate duration of COVID-19 and its short-term and long-term impacts on consumer behaviors, the economy generally and our business and results of operations, including the ultimate amount of refunds that we would be required to refund to our pass product holders for qualifying circumstances under our recently launched Epic Coverage program; prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; willingness or ability of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases (such as the current outbreak of COVID-19), and the cost and availability of travel options and changing consumer preferences; unfavorable weather conditions or the impact of natural disasters; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; risks related to cyber-attacks; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks associated with obtaining governmental or third party approvals; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products and services effectively; risks related to our workforce, including increased labor costs; loss of key personnel and our ability to hire and retain a sufficient seasonal workforce; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to successfully integrate acquired businesses, or that acquired businesses may fail to perform in accordance with expectations, including Falls Creek,

Hotham, Peak Resorts or future acquisitions; our ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, with respect to acquired businesses; risks associated with international operations; fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars; changes in accounting judgments and estimates, accounting principles, policies or guidelines or adverse determinations by taxing authorities as well as risks associated with uncertainty of the impact of tax reform legislation in the United States; risks related to our indebtedness and our ability to satisfy our debt service requirements under our outstanding debt including our unsecured senior notes, which could reduce our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes; a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2020, which was filed on September 24, 2020.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2020	2019	2020	2019
Net revenue:
Mountain and Lodging services and other	$61,784	$175,973	$1,578,463	$1,807,930
Mountain and Lodging retail and dining	15,362	67,916	380,394	462,933
Resort net revenue	77,146	243,889	1,958,857	2,270,863
Real Estate	63	117	4,847	712
Total net revenue	77,209	244,006	1,963,704	2,271,575
Segment operating expense:
Mountain and Lodging operating expense	117,121	207,278	1,019,437	1,101,670
Mountain and Lodging retail and dining cost of products sold	11,533	32,048	159,066	190,044
General and administrative	51,520	64,461	278,695	274,415
Resort operating expense	180,174	303,787	1,457,198	1,566,129
Real Estate operating expense	1,256	1,468	9,182	5,609
Total segment operating expense	181,430	305,255	1,466,380	1,571,738
Other operating (expense) income:
Depreciation and amortization	(63,185)	(56,576)	(249,572)	(218,117)
Gain on sale of real property	—	312	207	580
Asset impairments	—	—	(28,372)	—
Change in fair value of contingent consideration	(2,300)	(1,900)	2,964	(5,367)
(Loss) gain on disposal of fixed assets and other, net	(340)	(1,169)	838	(664)
(Loss) income from operations	(170,046)	(120,582)	223,389	476,269
Mountain equity investment income, net	420	405	1,690	1,960
Investment income and other, net	306	389	1,305	3,086
Foreign currency gain (loss) on intercompany loans	4,961	2,326	(3,230)	(2,854)
Interest expense, net	(33,418)	(20,281)	(106,721)	(79,496)
(Loss) income before benefit (provision) for income taxes	(197,777)	(137,743)	116,433	398,965
Benefit (provision) for income taxes	39,812	45,442	(7,378)	(75,472)
Net (loss) income	(157,965)	(92,301)	109,055	323,493
Net loss (income) attributable to noncontrolling interests	4,357	2,776	(10,222)	(22,330)
Net (loss) income attributable to Vail Resorts, Inc.	$(153,608)	$(89,525)	$98,833	$301,163
Per share amounts:
Basic net (loss) income per share attributable to Vail Resorts, Inc.	$(3.82)	$(2.22)	$2.45	$7.46
Diluted net (loss) income per share attributable to Vail Resorts, Inc.	$(3.82)	$(2.22)	$2.42	$7.32
Cash dividends declared per share	$—	$1.76	$5.28	$6.46
Weighted average shares outstanding:
Basic	40,198	40,305	40,273	40,349
Diluted	40,198	40,305	40,838	41,158

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended July 31,		Twelve Months Ended July 31,
	2020	2019	2020	2019

Other Data:
Mountain Reported EBITDA	$(94,392)	$(65,313)	$500,080	$678,594
Lodging Reported EBITDA	(8,216)	5,820	3,269	28,100
Resort Reported EBITDA	(102,608)	(59,493)	503,349	706,694
Real Estate Reported EBITDA	(1,193)	(1,039)	(4,128)	(4,317)
Total Reported EBITDA	$(103,801)	$(60,532)	$499,221	$702,377
Mountain stock-based compensation	$3,992	$4,216	$17,410	$16,474
Lodging stock-based compensation	848	806	3,399	3,219
Resort stock-based compensation	4,840	5,022	20,809	19,693
Real Estate stock-based compensation	54	48	212	163
Total stock-based compensation	$4,894	$5,070	$21,021	$19,856

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except Effective Ticket Price (“ETP”))
(Unaudited)

	Three Months Ended July 31,		Percentage Increase	Twelve Months Ended July 31,		Percentage Increase
	2020	2019	(Decrease)	2020	2019	(Decrease)
Net Mountain revenue:
Lift	$12,096	$34,110	(64.5)%	$913,091	$1,033,234	(11.6)%
Ski school	1,291	7,789	(83.4)%	189,131	215,060	(12.1)%
Dining	1,783	19,208	(90.7)%	160,763	181,837	(11.6)%
Retail/rental	10,538	34,407	(69.4)%	270,299	320,267	(15.6)%
Other	23,054	61,710	(62.6)%	177,159	205,803	(13.9)%
Total Mountain net revenue	48,762	157,224	(69.0)%	1,710,443	1,956,201	(12.6)%
Mountain operating expense:
Labor and labor-related benefits	45,827	90,599	(49.4)%	473,365	507,811	(6.8)%
Retail cost of sales	7,757	17,114	(54.7)%	96,497	121,442	(20.5)%
Resort related fees	869	3,321	(73.8)%	75,044	96,240	(22.0)%
General and administrative	44,516	54,207	(17.9)%	239,412	233,159	2.7%
Other	44,605	57,701	(22.7)%	327,735	320,915	2.1%
Total Mountain operating expense	143,574	222,942	(35.6)%	1,212,053	1,279,567	(5.3)%
Mountain equity investment income, net	420	405	3.7%	1,690	1,960	(13.8)%
Mountain Reported EBITDA	$(94,392)	$(65,313)	(44.5)%	$500,080	$678,594	(26.3)%

Total skier visits	150	787	(80.9)%	13,483	14,998	(10.1)%
ETP	$80.64	$43.34	86.1%	$67.72	$68.89	(1.7)%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended July 31,		Percentage Increase	Twelve Months Ended July 31,		Percentage Increase
	2020	2019	(Decrease)	2020	2019	(Decrease)
Lodging net revenue:
Owned hotel rooms	$5,669	$21,327	(73.4)%	$44,992	$64,826	(30.6)%
Managed condominium rooms	6,496	16,401	(60.4)%	76,480	86,236	(11.3)%
Dining	899	16,345	(94.5)%	38,252	53,730	(28.8)%
Transportation	48	2,501	(98.1)%	15,796	21,275	(25.8)%
Golf	6,806	10,020	(32.1)%	17,412	19,648	(11.4)%
Other	7,522	16,920	(55.5)%	44,933	54,617	(17.7)%
	27,440	83,514	(67.1)%	237,865	300,332	(20.8)%
Payroll cost reimbursements	944	3,151	(70.0)%	10,549	14,330	(26.4)%
Total Lodging net revenue	28,384	86,665	(67.2)%	248,414	314,662	(21.1)%
Lodging operating expense:
Labor and labor-related benefits	16,287	37,920	(57.0)%	114,279	135,940	(15.9)%
General and administrative	7,004	10,254	(31.7)%	39,283	41,256	(4.8)%
Other	12,365	29,520	(58.1)%	81,034	95,036	(14.7)%
	35,656	77,694	(54.1)%	234,596	272,232	(13.8)%
Reimbursed payroll costs	944	3,151	(70.0)%	10,549	14,330	(26.4)%
Total Lodging operating expense	36,600	80,845	(54.7)%	245,145	286,562	(14.5)%
Lodging Reported EBITDA	$(8,216)	$5,820	(241.2)%	$3,269	$28,100	(88.4)%

Owned hotel statistics:
ADR	$232.81	$253.60	(8.2)%	$266.43	$256.50	3.9%
RevPAR	$46.48	$171.24	(72.9)%	$122.34	$175.45	(30.3)%
Managed condominium statistics:
ADR	$264.64	$210.82	25.5%	$328.98	$324.34	1.4%
RevPAR	$21.75	$57.79	(62.4)%	$83.10	$107.67	(22.8)%
Owned hotel and managed condominium statistics (combined):
ADR	$254.55	$229.68	10.8%	$310.76	$300.47	3.4%
RevPAR	$25.73	$85.29	(69.8)%	$90.37	$121.81	(25.8)%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of July 31,
	2020	2019
Real estate held for sale and investment	$96,844	$101,021
Total Vail Resorts, Inc. stockholders’ equity	$1,316,742	$1,500,627
Long-term debt, net	$2,387,122	$1,527,744
Long-term debt due within one year	63,677	48,516
Total debt	2,450,799	1,576,260
Less: cash and cash equivalents	390,980	108,850
Net debt	$2,059,819	$1,467,410

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA for the three and twelve months ended July 31, 2020 and 2019.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended July 31,		Twelve Months Ended July 31,
	2020	2019	2020	2019
Net (loss) income attributable to Vail Resorts, Inc.	$(153,608)	$(89,525)	$98,833	$301,163
Net (loss) income attributable to noncontrolling interests	(4,357)	(2,776)	10,222	22,330
Net (loss) income	(157,965)	(92,301)	109,055	323,493
(Benefit) provision for income taxes	(39,812)	(45,442)	7,378	75,472
(Loss) income before (benefit) provision for income taxes	(197,777)	(137,743)	116,433	398,965
Depreciation and amortization	63,185	56,576	249,572	218,117
Asset impairments	—	—	28,372	—
Loss (gain) on disposal of fixed assets and other, net	340	1,169	(838)	664
Change in fair value of contingent consideration	2,300	1,900	(2,964)	5,367
Investment income and other, net	(306)	(389)	(1,305)	(3,086)
Foreign currency (gain) loss on intercompany loans	(4,961)	(2,326)	3,230	2,854
Interest expense, net	33,418	20,281	106,721	79,496
Total Reported EBITDA	$(103,801)	$(60,532)	$499,221	$702,377

Mountain Reported EBITDA	$(94,392)	$(65,313)	$500,080	$678,594
Lodging Reported EBITDA	(8,216)	5,820	3,269	28,100
Resort Reported EBITDA*	(102,608)	(59,493)	503,349	706,694
Real Estate Reported EBITDA	(1,193)	(1,039)	(4,128)	(4,317)
Total Reported EBITDA	$(103,801)	$(60,532)	$499,221	$702,377

* Resort represents the sum of Mountain and Lodging

The following table reconciles long-term debt, net to Net Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended July 31, 2020.

(In thousands) (Unaudited) (As of July 31, 2020)
Long-term debt, net	$2,387,122
Long-term debt due within one year	63,677
Total debt	2,450,799
Less: cash and cash equivalents	390,980
Net debt	$2,059,819
Net debt to Total Reported EBITDA	4.1 x
The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and twelve months ended July 31, 2020 and 2019.

	(In thousands) (Unaudited) Three Months Ended July 31,		(In thousands) (Unaudited) Twelve Months Ended July 31,
	2020	2019	2020	2019
Real Estate Reported EBITDA	$(1,193)	$(1,039)	$(4,128)	$(4,317)
Non-cash Real Estate cost of sales	—	—	3,684	—
Non-cash Real Estate stock-based compensation	54	48	212	163
Proceeds received from sales transactions accounted for as financings	—	—	—	11,150
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	(12)	403	99	5,608
Net Real Estate Cash Flow	$(1,151)	$(588)	$(133)	$12,604